Exhibit 10(p)-1

E.ON SHARE PERFORMANCE PLAN*

TERMS AND CONDITIONS FOR THE 5T H TRANCHE (2010-2013)

(DATE: JANUARY 2010)

* This translation is provided as a courtesy. Only the original German version of these Terms and Conditions shall be legally binding.

PREAMBLE

The E.ON Group’s long-term and sustainable success is largely determined by the commitment of its employees. Because of their role in fundamental strategic decisions, managers and top executives are responsible for promoting the company’s sustainable success and the positive long-term performance of E.ON stock.

In order to provide the necessary incentives for managers and top executives and in order to reward for positive performance of the E.ON stock in the capital markets, E.ON began in 1999 to extend the scope of its compensation systems on an annual basis by including a long-term compensation component. Participation in the Share Performance Plan is a voluntary benefit offered by E.ON. Beneficiaries do not acquire a claim to any future participation in the Plan. E.ON will examine regularly which type of long-term incentive (LTI) is most effective in supporting the E.ON Group’s compensation philosophy.

Since 2006, the LTI has been designed as a Share Performance Plan based on phantom stocks. The plan’s core element is that the performance of the phantom stock is based on the performance of the E.ON stock price relative to a European utilities index. The plan supports the goal of sustainably positioning E.ON as a top performer in the stock market due to the fact that the amount paid out increases proportionally when the E.ON stock overperforms and that it decreases progressively when the E.ON stock underperforms.

The E.ON Share Performance Plan is not only in line with current market practice but also meets the requirements of the German Corporate Governance Code. Because of their four-year time to maturity, the virtual stocks are tied to the company’s long-term success. Their dependence on the stock price performance creates an identity of interests and objectives for executives and shareholders. This effect is further enhanced by the personal investment that executives have to make in E.ON AG shares during the maturity period of the Share Performance Plan. In addition, the fact that the performance of the stock is benchmarked against the performance of an industry index amplifies the element of risk. There will be no payments under the Plan unless a minimum performance is achieved relative to this defined benchmark.

Managers and top executives are awarded performance rights in writing, accompanied by the Supplementary Terms and Conditions describing the specifics of the tranche concerned and specifying the number of performance rights awarded to an executive. In addition, the Supplementary Terms and Conditions specify the number of E.ON stocks that beneficiaries must hold as a personal investment before they can be awarded performance rights. The Terms and Conditions for the plan as well as the Supplementary Terms and Conditions both form integral parts of the performance rights awarded.

There is a “Technical Annex”, which is an integral part of the Terms and Conditions. This Technical Annex provides more detailed information relating to the Terms and Conditions and contains not only explanatory comments but also the mathematical formulas and definitions required for the calculation of the amount to be paid.

§ 1 PERFORMANCE RIGHT, CASH AMOUNT	(1)

Within the framework of this Share Performance Plan, the company (“Company”) mentioned in the Supplementary Terms and Conditions shall award performance rights (“Performance Rights”) of stock of E.ON AG, Düsseldorf (“E.ON AG”); beneficiaries shall be entitled to receive a given number of Performance Rights as determined in the Supplementary Terms and Conditions. In accordance with said terms and conditions, the holder of a Performance Right (the “Beneficiary”) shall be entitled to payment by the Company of the amount per Performance Right (the “Cash Amount”) determined at the end of the maturity period (as defined in Article 2 below). Additional rights such as voting or dividend rights shall not be associated with Performance Rights.

(2)

The Cash Amount shall be determined by the Calculation Agent (as defined in Article 6 below) and shall be equivalent to the product (rounded off to the second decimal) of the Closing Price (as defined in Article 3 below) and the Performance Factor (as defined in Article 4 below). The maximum Cash Amount to be paid to Beneficiaries shall be the triple of the stock’s initial value (E0 ) as specified in the Supplementary Terms and Conditions.

(3)

Performance Rights shall be awarded to beneficiaries free of charge; they shall not create any claim for beneficiaries to participate in the E.ON Share Performance Plan in the future or to be awarded a certain amount of performance rights.

§ 2 TIME TO MATURITY

The time to maturity of Performance Rights shall be four years; it shall begin on January 1 of the year in which they are awarded (“start of maturity period”) and shall end on December 31 of the third calendar year following the calendar year in which they were awarded (“end of maturity period”).

§ 3 DETERMINATION OF THE CLOSING PRICE

The Closing Price ( EON pay ) shall be the arithmetic mean (expressed in euros (“EUR”) and adjusted for Capital Measures during the performance rights’ time to maturity) of the closing prices – as determined and published by Deutsche Börse AG in the XETRA® electronic trading system (Exchange Electronic Trading) during the preceding 60 trading days within the plan’s time to maturity – of the no-par bearer share of common stock of E.ON AG (the “E.ON Stock”) which has an accounting par value of EUR 2.60. The Closing Price shall be calculated as specified in (1) of the Technical Annex.

§ 4 DETERMINATION OF THE PERFORMANCE FACTOR

The “Performance Factor” shall depend on the Total Shareholder Return (“TSR”) of the E.ON Stock and the Dow Jones STOXX Utility EUR Return Index, referred to as the “Index” (as explained in greater detail in (2) of the Technical Annex). This factor shall be determined at the end of the maturity period and shall take into account not only the stock performance but also dividend payouts and capital measures. The Performance Factor shall be 1 if the performance of the TSR of the E.ON Stock is identical with that of the Index. If the E.ON Stock outperforms the Index, the Performance Factor shall increase proportionately. If the E.ON Stock underperforms the Index, the Performance Factor shall be reduced by the quintuple of the underperformance. The Performance Factor shall be 0 if the total underperformance amounts to 20 percentage points or more. The Performance Factor shall be calculated as specified in (3) of the Technical Annex.

§ 5 CAPITAL MEASURES OF E.ON AG, DIVIDEND PAYMENTS AND TRANSFORMATION OF E.ON AG	(1)

If E.ON AG implements Capital Measures and distributes Special Dividends (both terms as defined in (4)(a) of the Technical Annex) during the Performance Rights’ maturity period, the economic effects that such measures have on the value of the Performance Rights shall be offset. To this end, so-called Capital Adjustment Factors ( KAFtipay , KAFtiperf ) shall be taken into account when determining the Closing Price and the Performance Factor. The Capital Adjustment Factors shall be calculated as specified in (4) (b) of the Technical Annex.

(2)

In order to compensate for the economic effects of dividend payments by E.ON AG that do not qualify as Special Dividends, a so-called Dividend Factor ( DFti ) shall be taken into account when determining the Performance Factor. The Dividend Factor shall be calculated as specified in (5) of the Technical Annex.

(3)

Should E.ON AG carry out capital measures other than those specified in (1) above in conjunction with (4)(a) of the Technical Annex, or should E.ON AG be transformed in accordance with the provisions of the German Conversion Act (see (4)(c) of the Technical Annex), without this event triggering an extraordinary settlement of the Performance Rights (as specified in Article 8(1) below), these Terms and Conditions shall be adjusted in such a way that the economic effects that the cited measures have on the value of the Performance Rights will be offset. Adjustments of the Terms and Conditions shall be jointly agreed upon by the Calculation Agent and E.ON AG and shall be communicated to the Beneficiaries by the Company. Adjustments made by the Calculation Agent and E.ON AG shall be binding on the Company and the Beneficiaries in the absence of manifest errors.

§ 6 CALCULATION AGENT	(1)

HSBC Trinkaus & Burkhardt AG, Düsseldorf, shall be the “Calculation Agent”. E.ON AG shall be entitled to appoint a new Calculation Agent for compelling reasons. However, E.ON AG shall ensure that a Calculation Agent is appointed at any time during the entire maturity period of the Performance Rights. Should the Calculation Agent cease to perform its function or should it no longer be able or willing to perform its function, E.ON AG shall be obliged to appoint another leading bank in the stock options business. If another Calculation Agent is appointed, the Beneficiaries shall be notified by the Company without undue delay.

(2)

All calculation data provided and decisions made by the Calculation Agent for the purposes defined in the present Terms and Conditions shall (in the absence of a manifest error) be binding upon the Company and the Beneficiaries. Notwithstanding the aforementioned provisions, any claims by Beneficiaries may be lodged only against the Company.

§ 7 PAYMENT OF CASH AMOUNT	(1) (2) (3)

The Company shall deposit the Cash Amount accrued on the full number of a Beneficiary’s Performance Rights to the Beneficiary’s payroll account in connection with the next possible salary or pension payment after the end of the maturity period.

Any (income) taxes, levies and employee social security contributions arising from the Cash Amount shall be borne by the Beneficiary.

Should a Beneficiary’s salary or pension be paid in a currency other than EUR, the Company shall be entitled at its reasonable discretion to translate the EUR Cash Amount accrued on the full number of Performance Rights of the Beneficiary concerned into the required currency based on the exchange rate effective on the cut-off date. The relevant exchange rate for the currency translation shall be the exchange rate effective at the end of the maturity period or, in the cases specified in Article 8 below, the exchange rate effective on the date of the event triggering the extraordinary settlement.

§ 8 EXTRAORDINARY SETTLEMENT OF PERFORMANCE RIGHTS	(1)

Following a “Change-in-Control” event (as defined below) regarding E.ON AG, the time to maturity of the Performance Rights shall end prematurely on the date of occurrence of such an event. The Beneficiary shall receive from the Company the Cash Amount which shall be determined by analogy in accordance with Articles 1(2), 3 and 4. In this event, Article 7 shall apply mutatis mutandis.

An event is a “Change-in-Control” event regarding E.ON if:

a)     a third party, either directly or indirectly, on its own or by virtue of voting rights attributable to said party in accordance with Section 30 of the German Securities Trading Act (WpHG), has acquired control of E.ON AG within the meaning of Section 29(2) WpHG, or

b)    an affiliation agreement has been concluded with E.ON AG as a controlled company, in accordance with Sections 291 ff. of the German Stock Corporation Act (AktG), or

c)     E.ON AG is merged under Sections 2 ff. of the German Conversion Act (UmwG) with another legal entity which is not affiliated to the E.ON Group, unless the enterprise value of the other legal entity is less than 20 percent of E.ON AG’s enterprise value at the time when a resolution to this effect is adopted by E.ON AG, or

d)    the stock of E.ON AG is no longer admitted for stock exchange trading in an organized market or is no longer permanently traded.

E.ON AG shall notify Beneficiaries without undue delay of any “Change-in-Control” event regarding E.ON AG.

(2)

If the Company ceases to be an affiliated company of E.ON AG, as defined in Section 15 of the German Stock Corporation Act (AktG) (“Change-in-Control” event regarding the Company), the time to maturity of the Performance Rights shall end prematurely on the date of occurrence of such an event. The Beneficiary shall receive from the Company the Cash Amount which shall be determined by analogy in accordance with Articles 1(2), 3 and 4. In this event, Article 7 shall apply mutatis mutandis.

The Company shall notify Beneficiaries without undue delay of any “Change-in-Control” event regarding the Company.

(3)	The following provisions shall apply if the employment contract of a Beneficiary terminates prior to the end of the Performance Rights’ maturity period due to

a)     the Beneficiary’s retirement,

b)    the Beneficiary’s death,

c)     the termination of a fixed-term employment contract,

d)    contractual notice of termination being given by the Company,

e)     behavior-related contractual notice of termination or summary termination of the employment contract for cause (as defined in Section 626(1) of the German Civil Code) by the Company, or

f)     the termination of the employment contract by the Beneficiary.

In case (a) above, the Beneficiary shall be entitled to request from the Company the premature calculation of the Cash Amount within one month after the event. If a Beneficiary does not make any use of this right, he or she shall receive the Cash Amount determined at the end of the maturity period.

In cases (b), (c) and (d) above, the time to maturity shall end prematurely, either on the monthly cut-off date preceding the termination of the employment contract, or if the date of the event coincides with a monthly cut-off date, on that monthly cut-off date. This shall also apply to case (a) above if a Beneficiary has requested the premature calculation of the Performance Amount.

In cases (a) to (d) above, the Beneficiary shall receive from the Company the Cash Amount which shall be determined by analogy in accordance with Articles 1(2), 3 and 4 above. In this event, Article 7 shall apply mutatis mutandis.

In cases (e) and (f) above, the Performance Rights awarded to the Beneficiary shall be lost without compensation when the employment contract is terminated.

(4)

If the employment contract between a Beneficiary and the Company is terminated and if the Beneficiary subsequently enters into an employment contract with an affiliated company of E.ON AG as defined in Section 15 of the German Stock Corporation Act (AktG), this shall not affect the Beneficiary’s Performance Rights, except as otherwise provided in the Beneficiary’s personal employment contract.

§ 9 TRANSFERABILITY

Performance Rights may not be assigned or pledged. It shall also be prohibited to dispose of the Performance Rights in any other form, to grant sub-participation or to establish a trust. Beneficiaries shall not be allowed to conduct any back-to-back transactions that are economically tantamount to selling the Performance Rights. If any of these provisions are violated, the Performance Rights awarded shall be lost without compensation..

§ 10 WRITTEN FORM	Amendments and supplements to these Terms and Conditions must be made in writing. This shall also apply to amendments of the present Article or the Technical Annex.

§ 11 APPLICABLE LAW, ANNEXES, PLACE OF PERFORMANCE AND JURISDICTION	(1)

The form and substance of the Performance Rights, as well as all rights and duties of Beneficiaries and the Company, shall be governed in every respect by the law applicable in the Federal Republic of Germany.

	(2)	The Technical Annex shall form part of these Terms and Conditions.

	(3)	The place of performance shall be the place where the Company concerned has its corporate domicile.

	(4)	The venue for the settlement of disputes arising from matters covered in these Terms and Conditions shall be Düsseldorf.

§ 12 PARTIAL INVALIDITY

Should any of the provisions of these Terms and Conditions be or become invalid or impracticable, in whole or in part, this shall not affect the validity of the other provisions. Any gap resulting from the invalidity or impracticability of a provision of these Terms and Conditions shall be filled by additionally interpreting the terms of the contract by analogy, taking into consideration the interests of the parties involved.

E.ON Share Performance Plan (2010-2013 Tranche)

Supplemental Terms and Conditions

Provided by E.ON AG

Beginning of maturity period:	January 1, 2010

End of maturity period:	December 31, 2013

In compliance with the requirements of the German Act on the Adequacy of the Compensation for Members of the Board of Management (VorstAG), which entered into force on August 5, 2009, the maturity period of the fifth tranche will be extended and for the first time will be 4 years for all Plan participants. The maturity periods of earlier tranches continue to be 3 years.

Initial E.ON Share Price:	€ 27.25 (arithmetic mean of the E.ON stock’s closing prices, as determined and published by Deutsche Börse AG in the XETRA trading system during the past 60 trading days prior to the maturity period)

Initial price of the benchmark index:

620.58 index points (source: STOXX Ltd.) (arithmetic mean of the closing values of the Dow Jones STOXX Utility EUR Return Index, as determined during the past 60 trading days prior to the maturity period)

Maximum amount payable: (3 times Initial E.ON Share Price)	€ 81.75 per performance right (maximum amount to be per performance right at the end of the maturity period)

Your 2010 Personal Investment Requirement:	322 E.ON AG ADRs, to be confirmed in writing to the Company no later than June 15, 2010.